Exhibit 99.1

Pediatric Services of America, Inc. Announces

Second Quarter Results For Fiscal Year 2003

Norcross, GA.—(BUSINESS WIRE)—May 12, 2003 . . .. . . . Pediatric Services of America, Inc. (Nasdaq:PSAI) announced financial results for the second quarter of fiscal year 2003.

Highlights

(in millions, except per share data)

	Q2 FY03	Q2 FY02	% Change
Net revenue	$53.6	$48.1	12%
Operating income	$2.4	$1.8	29%
Income tax expense	$0.7	$0.0	—
Diluted EPS	$0.16	$0.16	—

The highlights of the Company’s quarterly results included the acquisition of Health Med One, Inc. d/b/a Advanced Healthcare for a purchase price of $3.75 million in cash. In addition, the Company repurchased $1.0 million of its Senior Subordinated Notes for $0.95 million plus accrued interest resulting in a gain of approximately $0.03 million (net of the write-off of related deferred financing fees). During the quarter, the Company also signed a contract with the North Carolina Department of Health and Human Services, Division of Public Health to establish a pilot Prescribed Pediatric Extended Care center (“PPEC”). The Company believes this is an important step in establishing the PPEC concept in the state of North Carolina. The Company recently appointed Joe Harrelson to the newly created position of Vice President, PPEC Operations. At the end of the quarter, the Company’s proprietary nurse scheduling system (“SHINE”) was fully operational in all of the nurse branch offices.

As a result of these latest actions, the Company is pleased with its current positioning in the marketplace in contrast to its position upon adoption of its strategic plan in fiscal year 1999. Numerous significant achievements have been realized including:

•	Total debt reduced to $23.7 million at March 31, 2003.

•	Stockholder Equity increased to $58.0 million at March 31, 2003.

Growth Opportunities

The Company believes that it is well positioned to focus on sustaining its current growth plans as well as exploring its future growth opportunities. The Company’s growth plans are based on a strategic platform defined as a market matrix approach to development. Joseph D. Sansone, President and CEO stated, “Our market matrix approach seeks to combine the capabilities of our nursing, respiratory, pharmacy and PPEC divisions to best provide services of benefit to both patients and payors.”

For the remainder of fiscal year 2003 and during fiscal year 2004, the Company plans to explore its growth opportunities in the following areas:

•	The Company intends to continue to focus on local market opportunities. In addition, the Company seeks to enhance its same store internal growth plans by implementation of its redefined managed care marketing strategy.

•	The Company also plans to grow through accretive acquisitions with a valuation criterion that seeks to price businesses at 3½ to 4 times trailing cash flow and is pleased with its current pipeline of candidates.

•	In addition to the new North Carolina PPEC, the Company plans to have another PPEC center under development by the end of fiscal year 2003 and will look to open additional centers in the future.

•	The Company also plans to open additional start-up branch offices in identified key markets, primarily in private duty nursing.

Medicaid Changes

During the second quarter of fiscal 2003, a number of state legislatures were in session dealing with record budget deficits and contemplating cuts to Medicaid funding, some of which, if enacted, would reduce reimbursement levels for services that we provide. As is typically the case, many of the proposals highlighted in the media were substantially modified either in committee or in the general sessions of the various legislatures. As of this date, the Company is not aware of any enacted state changes that would have a material adverse effect on the Company’s consolidated financial or liquidity position; however, many states are still considering rate or volume reductions which could have a significant impact on the Company’s consolidated financial or liquidity position. The Company has engaged consultants and commenced negotiations with a number of state Medicaid programs to identify additional opportunities for the Company’s private duty nursing and PPEC services which could provide the states with lower cost alternatives to existing care plans.

Cost Reductions

In response to these changing market conditions the Company has proactively begun a cost reduction program intended to protect our near term profitability and position us properly over the longer term. Staffing reductions occurred in May, 2003 at selected locations including the corporate office, primarily through position eliminations, reductions in workforce and attrition. These reductions were partially enabled by the full implementation of the Company’s proprietary nurse scheduling system, SHINE. In addition, certain supplier relationships have been modified to yield cost savings while still satisfying business requirements.

Second Quarter Results

Net revenue increased 12% to $53,637,000 in the second quarter of fiscal year 2003 from $48,065,000 in the second quarter of fiscal year 2002. Operating income was $2,370,000 for the second quarter of fiscal year 2003 compared to $1,830,000 for the second quarter of fiscal year 2002. Net income was $1,128,000 for the second quarter of fiscal year 2003 compared to net income of $1,139,000 in the second quarter of fiscal year 2002. Diluted net income per share was $0.16 in the second quarter of fiscal year 2003 and 2002. During the three months ended March 31, 2003, the Company had a gain on the early extinguishment of debt of $31,000. During the three months ended March 31, 2002, the Company had a current income tax benefit of $127,000, which was offset by the reduction of the valuation allowance related to the net deferred tax asset resulting in zero income tax expense.

During the six months ended March 31, 2003, net revenue increased 9% to $106,199,000 from $97,205,000 in the six months ended March 31, 2002. Operating income was $4,588,000 for the six months ended March 31, 2003 compared to $4,961,000 for the six months ended March 31, 2002. Net income was $2,098,000 for the six months ended March 31, 2003 compared to net income of $3,996,000 in the six months ended March 31, 2002. Diluted net income per share was $0.30 in the six months ended March 31, 2003 compared to a diluted net income per share of $0.56 in the six months ended March 31, 2002. During the six months ended March 31, 2002, the Company had a current income tax expense of $500,000, which was offset by the reduction of the valuation allowance related to the net deferred tax asset resulting in zero income tax expense. In addition during the six months ended March 31, 2003, the Company had a gain on the early extinguishment of debt of $31,000 compared to a gain on the early extinguishment of debt of $387,000 in the six months ended March 31, 2002.

Mr. Sansone further stated, “We are pleased with our results for the second quarter of fiscal year 2003. Revenue and operating income both increased from the first quarter. This was accomplished despite having two fewer days in the quarter for our private duty nursing and lost revenue due to weather related issues in the Northeast during the winter. We also completed substantially all of the integration of our acquisition of Health Med One’s private duty nursing operations in eastern Pennsylvania, which fits well with our market matrix growth strategy. Subsequently, we entered into an agreement with the North Carolina Department of Health and Human Services, Division of Public Health, to establish a day care center for children with significant medical needs in Raleigh, North Carolina. This is the ninth such center that PSA owns for the treatment of medically fragile children.”

Board of Director Actions

The Company also announced that during the second quarter of fiscal 2003, it had engaged Needham & Company as financial advisor to assist the Board of Directors and management in reviewing its capital structure alternatives necessary to fund and implement its growth plans.

In addition, during the quarter, the Company took steps in response to certain issues recently raised by some shareholders with respect to Board of Directors’ composition and executive compensation. Specifically, the Company’s Nominating & Corporate Governance Committee (“Committee”) began actively recruiting for two new directors to increase the size of the Board of Directors from 5 to 7 members. The Company hopes to fill these two positions by the end of calendar year 2003. The Committee also engaged an independent compensation consultant to evaluate and benchmark the Company’s executive compensation programs. The Committee and Board of Directors have reviewed the report and are satisfied that the total direct compensation (base salary plus bonus and long term incentives) paid to each of the CEO and CFO is below peer company 50th percentile and below published survey 25th percentile. As such, the Committee and the Board of Directors have concluded that in each case this compensation is within the range that the Board of Directors and Committee seek to maintain and is reasonable and competitive. The Committee and the Board of Directors are also satisfied that the remainder of the CEO and CFO compensation packages are similarly positioned with respect to peer group measurements.

Earnings Guidance

The Company also reaffirmed its earnings guidance for fiscal year 2003 of $0.71 earnings per share.

PSAI provides comprehensive pediatric home health care services through a network of over 120 branch offices in 22 states, including satellite offices and branch office start-ups. Additional information on PSA may be found on the Company’s website at http://www.psakids.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “anticipate,” “estimate,” “intend,” “plan,”

“potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company’s ability to collect for equipment sold or rented, assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, Average Wholesale Price (“AWP”) reductions, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and reduced state funding levels and nursing hours authorized by Medicaid programs, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Contact:	Pediatric Services of America, Inc. Joseph D. Sansone President/CEO Or James M. McNeill, Sr. Vice President/CFO (770) 441-1580

PEDIATRIC SERVICES OF AMERICA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended March 31		Six Months Ended March 31
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2003	2002	2003	2002

Net revenue	$53,637	$48,065	$106,199	$97,205
Costs and expenses:
Operating salaries, wages & employee benefits	23,545	22,475	46,663	45,112
Other operating costs	21,890	17,982	43,089	35,239
Corporate, general & administrative	4,687	4,424	9,375	9,140
Provision for doubtful accounts	132	360	411	665
Depreciation & amortization	1,013	994	2,073	2,088

Operating income	2,370	1,830	4,588	4,961
Other income	43	—	43	—
Early extinguishment of debt	31	—	31	387
Interest income	35	23	66	81
Interest expense	(620)	(714)	(1,270)	(1,433)

Income before income tax expense	1,859	1,139	3,458	3,996
Income tax expense	731	—	1,360	—

Net income	$1,128	$1,139	$2,098	$3,996

Basic net income per share data:
Net income	$0.16	$0.17	$0.31	$0.59

Diluted net income per share data:
Net income	$0.16	$0.16	$0.30	$0.56

Weighted average shares outstanding:
Basic	6,858	6,778	6,852	6,746

Diluted	7,063	7,249	7,071	7,191

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31, 2003 (Unaudited)		September 30, 2002
Cash and cash equivalents	$5,692		$10,990
Total current assets	54,258		52,990
Total assets	107,264		102,068
Total current liabilities	25,765		21,653
Total stockholders’ equity	57,954		55,773